                          EIGHTH AMENDMENT AND WAIVER
                            ULTRAK OPERATING, L.P.
                  FIRST AMENDED AND RESTATED CREDIT AGREEMENT

         THIS EIGHTH AMENDMENT (this "Amendment") is executed on and effective as of February 6, 2002 ("Execution Date of Eighth Amendment"), among ULTRAK OPERATING, L.P., a Texas limited partnership ("Borrower"), Ultrak, Inc., a Delaware corporation ("Parent"), AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (as a "Lender"), HARRIS TRUST AND SAVINGS BANK (as a "Lender"), and AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO (as "Administrative Agent" for present and future Lenders).

                                   RECITALS

         Borrower, Parent, Administrative Agent and Lenders are parties to that certain First Amended and Restated Credit Agreement dated as of May 17, 2000 (as previously, hereby or hereafter renewed, extended, modified, supplemented, amended and/or restated, the "Credit Agreement"), providing for, among other things, a secured revolving credit facility. The parties to this Amendment have agreed to amend the Credit Agreement as set forth herein.

                                  AGREEMENTS

         NOW THEREFORE, in consideration of the premises, and for other good, fair and valuable consideration, the receipt, adequacy and reasonable equivalency of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms; References. Unless otherwise stated in this Amendment, terms defined in the Credit Agreement have the same meanings when used in this Amendment. All references in the Credit Documents to the "Credit Agreement" refer to the Credit Agreement as heretofore amended and as amended by this Amendment. This Amendment is a "Credit Document" referred to in the Credit Agreement, and the provisions relating to Credit Documents in the Credit Agreement are incorporated by reference, the same as if set forth verbatim in this Amendment.

2.  Amendments. The Credit Agreement is hereby amended as follows:

     (a) The phrases "the Eurocurrency Lending Installation", "or by the Eurocurrency Lending Installation", "and LIBOR Rate Borrowings", "or to the Eurocurrency Lending Installation and to Administrative Agent in the case of Eurocurrency Borrowings", "or the Eurocurrency Lending Installation and Administrative Agent in the case of Eurocurrency Borrowings", "or, alternatively, at the Eurocurrency Lending Installation in the case of Eurocurrency Borrowings", "or by the Eurocurrency Lending Installation, as the case may be, by 2:00 p.m. London time", "or the Eurocurrency Lending Installation, as the case may be", "or, in the case of Eurocurrency Borrowings, the Eurocurrency Lending Installation",

     "or, alternatively, in the case of Eurocurrency Borrowings, the Eurocurrency Lending Installation's cost of funds for that amount and for the period stated above", "including the Dollar Equivalent of any Eurocurrency Borrowings" and any substantially similar phrases are hereby deleted wherever such phrases appear in the Credit Agreement.

     (b) The definition of "ACH Obligations" is deleted from the Credit Agreement and the following definitions are substituted instead:

                  "Deposit Account" means any deposit account (as defined in Article 9 of the UCC) maintained by any Company with any Lender or any Affiliates of any Lender, including any demand deposit account, controlled disbursement account, lock box account or other deposit account of any nature.

                  "Deposit Account Obligations" means any and all obligations of any Company owing to any Lender or any Affiliates of any Lender under any treasury management or commercial account services agreement, any service terms or other service agreements, including without limitation wire, electronic payments, automated clearing house, controlled disbursement, and/or zero balance service terms, and all overdrafts on any Deposit Account.

     (c) Wherever in the Credit Agreement the term "ACH Obligations" is used, such term is changed to read "Deposit Account Obligations".

     (d) The proviso in clause (b) of the definition of "Acquisition" (which reads "(provided that, formation or organization of any entity shall not constitute an "Acquisition" to the extent that the amount of the loan, advance, investment or capital contribution in such entity constitutes a permitted investment under Section 9.7))" is deleted.

     (e) The definition of "Applicable Margin" (including subparagraphs
     (a)-(e), inclusive, thereof) is amended and restated in its entirety to read as follows:

        "Applicable Margin" means three and one-fourth percent (3.25%).

     (f) The definitions of "Bank One London", "Base Eurocurrency Rate", "Conversion Notice", "Current Equipment Appraisal", "Current Real Property Appraisal", "Dollar Equivalent", "Domestic Borrowing", "EBITDA Rate Adjustment Effective Date", "EBITDA Rate Determination Date", "Equipment Sublimit", "Eurocurrency", "Eurocurrency Borrowing", "Eurocurrency Lending Installation", "Eurocurrency Rate", "Eurocurrency Sublimit", "Forced Liquidation Value", "LC Subfacility", "LIBOR Rate", "LIBOR Rate Borrowing", "Permitted Intercompany Guaranty", "Real Property Sublimit", "Reserve Requirement", "TARGET Settlement Date", "Type" are deleted.

     (g) A new definition is added to the Credit Agreement:

                  "Bank Deed of Trust" means that certain Leasehold Deed Of Trust, Security Agreement and Assignment of Rents and Leases and Fixture Filing dated February 6, 2002, from Borrower to Barbara D. Christian, as Trustee, for the benefit of Administrative Agent, acting on behalf of Lenders, securing payment of the Obligation, covering all of Grantor's rights, titles, interests, estates and options in and to real estate situated Denton County, Texas, including all rights, titles, interests, estates and options in and under the Briarwood Lease.

     (h) The definition of "Base Rate Borrowing" is amended to change "Domestic Borrowing" to "Borrowing".

     (i) The definition of "Borrowing Base" is amended by adding the following at the end thereof::

                  "Borrowing Base" means, at any time after December 31, 2001, the sum, without duplication, of (a) up to eighty five percent (85%) of the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Account Debtors in connection therewith) then outstanding under existing Eligible Accounts, less such reserves as Administrative Agent in its sole discretion, exercised in a commercially reasonable manner, elects to establish, plus (b) the lesser of the Eligible Inventory Sublimit and an amount equal to up to fifty percent (50%) of existing Eligible Inventory, valued at average cost, less such reserves as Administrative Agent in its sole discretion, exercised in a commercially reasonable manner, elects to establish.

     (j) The definition of "Borrowing Base Deficiency" is amended and restated in its entirety to read as follows:

                  "Borrowing Base Deficiency" means the amount, if any, by which the sum at any time of (i) the outstanding Principal Debt evidencing Base Rate Borrowings, plus (ii) the LC Exposure exceeds the lesser of (A) the total Commitments of all Lenders and (B) the Borrowing Base.

     (k) The following new definitions are added to the Credit Agreement:

                  "Briarwood" means Briarwood Waters Ridge LP, a Texas limited partnership.

                  "Briarwood First Lien" means a first lien deed of trust for the benefit of the Entity providing financing to Briarwood for acquisition of the Lewisville Facility, securing indebtedness in the original principal amount not exceeding Six Million Six Hundred Thousand Dollars ($6,600,000).

                  "Briarwood Lease" means a Lease Agreement between Briarwood, as lessor, and Borrower, as lessee, covering the Lewisville Facility in form and substance reasonably acceptable to Administrative Agent, with the material terms outlined on Addendum "A" to the Eighth Amendment of this Agreement, or a Lease Agreement with another lessor substantially similar thereto.

                  "Briarwood Sale" means the sale of the Lewisville Facility to Briarwood on December 17, 2001 for cash consideration of not less than Six Million Six Hundred Thousand Dollars ($6,600,000).

     (l) The definition of "Business Day" is amended and restated in its entirety to read as follows:

                  "Business Day" means any day other than Saturday, Sunday and any other day that commercial banks are authorized by applicable Laws to be closed in Texas or Illinois.

     (m) The definition of "Commitment" is amended and restated in its entirety to read as follows:

                  "Commitment" means, (a) for all Lenders, the amount of Twenty Million Dollars ($20,000,000), and, (b) for each Lender, the amount stated beside that Lender's name on the most recently amended Schedule 2 (which amount is subject to reduction and cancellation as provided in this Amendment).

     (n) The definition of "Default Rate" is amended and restated in its entirety to read as follows:

                  "Default Rate" means, for any day, an annual interest rate equal from day to day to the lesser of (a) the Base Rate plus the Applicable Margin plus four percent (4.0%) and (b) the Maximum Rate.

     (o) The definition of "Eligible Inventory Sublimit" is amended and restated in its entirety to read as follows:

    "Eligible Inventory Sublimit" means Ten Million Dollars ($10,000,000).

     (p) A new definition is added to the Credit Agreement:

         "Execution Date of Eighth Amendment" means February 6, 2002.

     (q) The definition styled "First TROL Default Waiver", "Second TROL Default Waiver" and "Third TROL Default Waiver" is amended and restated in its entirety to read as follows:

                  "First TROL Default Waiver", "Second TROL Default Waiver" "Third TROL Default Waiver", "Fourth TROL Default Waiver" and "Fifth TROL Default Waiver" means waivers by the same names granted pursuant to various amendments, including this Amendment, to this Agreement.

     (r) The definition of "Funding Loss" is amended and restated in its entirety to read as follows:

                  "Funding Loss" means any loss, expense or reduction in yield (but not any Applicable Margin) that any Lender reasonably incurs because Borrower fails or refuses (for any reason whatsoever other than a default by Administrative Agent or the Lender claiming that loss, expense or reduction in yield) to take any Borrowing that it has requested under this Amendment.

     (s) The definition of "LC" is amended and restated in its entirety to read as follows: --

                  "LC" means a standby letter of credit issued by Administrative Agent under this Amendment pursuant to an LC Agreement. For the avoidance of doubt, no new LCs will be issued pursuant to this Amendment after November 1, 2001, and the existing LC outstanding in favor of Bhart Heavy Limited - India in the amount of $9,393 will not be renewed unless cash collateral in the form of a deposit with Bank One is pledged to Administrative Agent.

     (t) The second half (", and Lenders shall be deemed to be nominees for the Eurocurrency Lending Installation with respect to any Eurocurrency Borrowings for any period during which the Eurocurrency Lending Installation has not received fundings of a Lender's Commitment Percentage of a Eurocurrency Borrowing from such Lender") of the definition of "Lenders" is deleted.

(u)      A new definition is added to the Credit Agreement:

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                  "Lewisville Facility" means all of the real estate
                  (approximately 14 acres) and improvements thereon at 1301 Waters Ridge Dr., Lewisville, Texas 75057.

     (v) The definition of "Net Proceeds" is amended to change "other than a Permitted Asset Sale" to "other than a sale of Inventory in the ordinary course of business".


     (w) The definition of "Permitted Asset Sale" is amended and restated in its entirety to read as follows:

                  "Permitted Asset Sale" means (a) any sale and disposition of Inventory in the ordinary course of business for fair and adequate consideration (other than sales of Inventory on credit to Foreign Subsidiaries in excess of the amount permitted by clause (e) of this definition), (b) any sale of assets which are obsolete or are no longer in use and which are not significant to the continuation of the business of the Companies, (c) upon prior written notice to, and completion of all actions necessary to confirm, reaffirm or re-establish Lender Liens to the satisfaction of Administrative Agent, any sale and disposition from any Domestic Company to any other Domestic Company provided, in all respects, such sale and disposition is otherwise subject to and complies with Section 9.5, (d) any transfer of assets in connection with mergers and consolidations permitted under this Agreement, (e) sales of Inventory by a Domestic Company to Foreign Subsidiaries at manufacturer's cost and consistent with past practice, not to exceed the amount outstanding as of December 31, 2001 ($_________), (f) any other sales and dispositions approved in advance by Administrative Agent and (g) the Briarwood Sale, provided that, on or before February 28, 2002, Briarwood and the holder of the Briarwood First Lien must execute and deliver a Landlord Waiver and Lienholder Joinder in form and substance substantially the same as that provided to Borrower by counsel to Administrative Agent on January 21, 2002, providing for (A) notice to Administrative Agent of a default under the Briarwood Lease or the Briarwood First Lien and a reasonable opportunity to cure the same and reinstate the Briarwood Lease or Briarwood First Lien, as the case may be,
                  (B) the right of Administrative Agent or Lenders to enter the Lewisville Facility after any default under the Briarwood Lease or the Briarwood First Lien or after any Event of Default hereunder and to occupy the same for a period of one hundred twenty (120) days rent-free for the purpose of securing and selling and/or removing equipment, inventory and other goods in which Administrative Agent has been granted a security interest, (C) the subordination of the landlord's liens of Briarwood to the security interests of

                  Administrative Agent to secure the Obligation and (D) other customary provisions.

     (x) The definition of "Permitted Intercompany Advances" is amended and restated in its entirety to read as follows:

                  "Permitted Intercompany Advances" means (a) loans, advances or extensions of credit ("advances") by any Domestic Company to any other Domestic Company so long as each such advance to a Domestic Company is carried by the Domestic Company making the advances as a written promissory note or account receivable subject to Lender Liens and no other Liens, (b) loans, advances and extensions of credit to third parties outstanding on December 31, 2001, described on Addendum "A" hereto and (c) sales of Inventory by a Domestic Company to Foreign Subsidiaries at manufacturer's cost and consistent with past practice, the sum of which, when combined with loans, advances and extensions of credit by Domestic Companies to Foreign Subsidiaries outstanding on December 31, 2001, described on Addendum "A" to the Eighth Amendment to this Agreement do not exceed Ten Million Dollars ($10,000,000) at any time outstanding. For the avoidance of doubt, except as permitted by clause (c) preceding, no loans, advances or extensions of credit may be made by Parent, Borrower or any other Company to any Foreign Subsidiary other than loans, advances and extensions of credit by Domestic Companies to Foreign Subsidiaries outstanding on December 31, 2001, described on Addendum "A" to the Eighth Amendment to this Agreement.

     (y) The definition of "Principal Debt" is amended by deleting the parenthetical expression ("(including the Dollar Equivalent of Eurocurrency Borrowings)").

     (z) The definition of "Revolving Facility Termination Date" is amended and restated in its entirety to read as follows:

                  "Revolving Facility Termination Date" means the earlier of (i) February 28, 2002 and (ii) the date on which all Principal Debt and interest thereon has been paid in full and all LC exposure has been terminated or fully cash collateralized".

     (aa) The definition of "UCC" is amended and restated in its entirety to read as follows:

                  "UCC" means the Uniform Commercial Code, as adopted and amended from time to time and in force in the State of Texas and any other applicable jurisdiction at the time in question.

     (bb) Sections 2.1(b), 2.1(f), 2.1(h), 2.4(b)(ii), 3.2(c)(iv), 3.13, 3.14,
     3.19, 3.20(a), 3.21(a), 3.21(b), 4.6, 9.2(a)(iv), 9.2(a)(ix), 9.2(a)(x),
     9.8(e), and 9.8(f) are deleted in their entirety.

     (cc) Section 2.1(c) is amended and restated in its entirety to read as follows:

                  (c) Maximum Borrowings from All Lenders. The sum at any time of (i) the outstanding Principal Debt plus (ii) the LC Exposure may never exceed the lesser of (A) the total Commitments of all Lenders and (B) the Borrowing Base.

     (dd) Sections 2.1(d) is amended and restated in its entirety to read as follows:

                  (d) Maximum Borrowings from Each Lender. The sum at any time of (i) the outstanding Principal Debt owed to any Lender, plus
                  (ii) the LC Exposure of such Lender may never exceed such Lender's Commitment.

     (ee) Lenders have exercised their right pursuant to Section 2.1(g) to terminate their obligations and commitments to make Eurocurrency Borrowings available to Borrower, to permit future renewals of Borrowings as Eurocurrency Borrowings and to permit future conversions of Domestic Borrowings to Eurocurrency Borrowings, and Section 2.1(g) is deleted in its entirety.

     (ff) Section 2.2 is deleted, and Administrative Agent and Lenders have no further obligation or commitment to make Borrowings pursuant thereto.

     (gg) The parenthetical expression ("(compliance with the procedures set forth in Section 2.4 and elsewhere herein being required for LIBOR Rate Borrowings and Eurocurrency Borrowings)") in Section 2.3(a)(ii) is deleted.

     (hh) Section 2.4(a) is amended and restated in its entirety to read as follows:

                  Borrowing Request. Borrower may request a Borrowing only by making or delivering a Borrowing Request to Administrative Agent, which is irrevocable and binding on Borrower, stating the amount for each Borrowing and which must be received by Administrative Agent no later than (i) 12:00 noon on the Business Day on which funds are requested (the "Borrowing Date"). Administrative Agent shall promptly notify each Lender of any Borrowing Request.

     (ii) The last two sentences of Section 2.4(b) ("Notwithstanding the foregoing, Harris will not be required to fund its Commitment Percentage of Eurocurrency Borrowings which are outstanding on the date of this Amendment, but Harris will have a contingent risk participation obligation therein pursuant to Section 2.4(b)(ii). If, at the end of the Interest

     Period for each such outstanding Eurocurrency Borrowing, Borrower continues all or part thereof as a Eurocurrency Borrowing, Harris shall be obligated to fund its Commitment Percentage of each such continuation pursuant to the first sentence of this Section 2.4(b).") are deleted.

     (jj) The parenthetical expression, "(or, alternatively, in the case of Eurocurrency Borrowings, the Eurocurrency Lending Installation's cost of funds for that amount and for the period stated above)", appearing in
     Section 2.4(b)(i) is deleted.

     (kk) Section 2.5(a) is amended and restated in its entirety to read as follows:

                  (a) Conditions. Subject to the terms and conditions of this Credit Agreement prior to the Eighth Amendment hereto and applicable Laws, Administrative Agent (itself or through one of its Affiliates, and references in this Section 2.5 to "Administrative Agent" include those Affiliates) has issued LCs upon the request of Borrower, and two of those LCs are outstanding as of November 1, 2001. No new LCs will be issued pursuant to this Amendment after November 1, 2001, and the existing LC outstanding in favor of Bhart Heavy Limited - India in the amount of $9,393 will not be renewed, and must be released and terminated on the Revolving Facility Termination Date, unless cash collateral in the form of a deposit in the amount of Ten Thousand Dollars ($10,000) with Bank One is pledged to Administrative Agent.

     (ll) The fourth sentence ("Any partial terminations shall reduce availability under the Eurocurrency Sublimit on a pro rata basis in the same proportion which the Eurocurrency Sublimit at the time bears to the total Commitments") of Section 2.7 is deleted.

     (mm) A new Section 2.8 is added to the Credit Agreement which shall read as follows:

         2.8 Deposit Account Transfers and Obligations; Commitment from Qualified Lender; Treasury Management Services; Additional Fees.

                                    (a) From and after November 1, 2001, Bank
                           One and its Affiliates will not accept and shall have no exposure with respect to transfers related to Deposit Accounts, ACH transfers or Deposit Account Obligations of any kind. In the event Borrower or any other Company initiates any transfer or transaction which anticipates transferring funds from or clearing items through a Deposit Account, all of such transfers, transactions and items must be fully pre-funded by one of the Companies, so that Bank One and its Affiliates have no overdraft, ACH or other exposure when any items are presented to Bank One or one of its Affiliates.

                                    (b) Borrower agrees (i) to deliver to
                           Administrative Agent on or before December 31, 2001, a commitment letter executed by a substantial and financially capable lending institution ("Qualified Lender") and accepted by Borrower and Parent, providing for a closing and funding on or before February 28, 2002, pursuant to which the Qualified Lender commits to make a loan in an amount sufficient to pay in full all of the Obligation (including a release or cash-collateralization of all LC Exposure), containing no conditions which Borrower cannot reasonably be expected to satisfy (a "Qualified Commitment") and (ii) to cause the Qualified Commitment to continue in full force and effect and to be funded and the Obligation to be paid in full on or before February 28, 2002 (including a release or cash-collateralization of all LC Exposure).

                                    (c) Bank One may be asked to continue to
                           maintain treasury management services and controlled disbursement accounts for Borrower and other Companies after the Obligation has been paid in full, and Bank One is willing to do so for a limited period of time, but only if Bank One receives a letter of credit, indemnification or other credit support satisfactory to Bank One to protect and indemnify Bank One to its satisfaction against any possible exposure which may result if Bank One pays or honors a transfer of funds or item initiated by one of the Companies from any Deposit Account.

                                    (d) A waiver fee of Fifty Thousand Dollars
                           ($50,000) shall be paid by Borrower to Administrative Agent for the account of Lenders on the Eighth Amendment Execution Date. An additional fee of Fifty Thousand Dollars ($50,000) shall be paid by Borrower to Administrative Agent for the account of Lenders on February 28, 2002 if the Obligation is not paid in full on or before February 28, 2002; provided that, all of such $50,000 additional fee will be promptly refunded by Lenders if the Obligation is paid in full on or before March 15, 2002, and half of such $50,000 additional fee will be promptly refunded by Lenders if the Obligation is paid in full after March 15, 2002 and on or before March 31, 2002. At any time after any payment is due under this Section or any other provision of the Credit Documents, Administrative Agent and each of its Affiliates shall be entitled to debit one or more Deposit Accounts for each such payment and distribute the same to Lenders.

(nn) Section 3.1(b) is amended and restated in its entirety to read as follows:

                  (b) Payment. Except for payment made on Base Rate Borrowings by appropriate debits to Borrower's Loan Account pursuant to
                  Section 2.3 and Section 3.4, Borrower must make each payment and prepayment on the Obligation to Administrative Agent's principal office in Chicago, Illinois in immediately available funds by 1:00 p.m.(local time) on the day due; otherwise, but subject to Section 3.8, those funds continue to accrue interest as if they were received on the next Business Day. Administrative Agent shall promptly pay to each Lender the part of any payment or prepayment to which that Lender is entitled under this Amendment on the same day Administrative Agent receives the funds from Borrower.

(oo) Section 3.2(a) is amended and restated in its entirety to read as follows:

                  (a) Interest. Accrued interest on each Borrowing is due and payable on the first day of each month, commencing on the first day of the month following the Initial Closing Date. Accrued interest is also due and payable on the Revolving Facility Termination Date.

(pp) Section 3.2(b) is amended and restated in its entirety to read as follows:

                  (b) Revolving Facility Principal. The Principal Debt is due and payable on the Revolving Facility Termination Date. Before that date, Borrower may at any time prepay, without penalty (except as provided in the Eighth Amendment to this Agreement) and in whole or in part, the Principal Debt.

(qq) Section 3.3 is amended and restated in its entirety to read as follows:

                  3.3 Interest Rate on Borrowings. Except as otherwise provided in this Agreement, Borrowings bear interest at an annual rate equal to the lesser of (a) the Base Rate plus the Applicable Margin and (b) the Maximum Rate. Each change in the Base Rate or Maximum Rate is effective, without notice to Borrower or any other Person, upon the effective date of change.

(rr) Section 3.6 is amended and restated in its entirety to read as follows:

                  3.6 Instruments and Chattel Paper. On the Eighth Amendment Execution Date (with respect to existing chattel paper and instruments) and immediately upon receipt of any chattel paper and instruments in the future by Borrower or any other Company, Borrower or such other Company shall deliver or cause to be delivered to Gardere Wynne Sewell LLP (attn:
                  Steven S. Camp) in
                  trust for Administrative Agent, with appropriate endorsement and assignment to vest title (for collateral purposes) and possession in Administrative Agent, with full recourse to Borrower, all chattel paper and instruments which Borrower and each other Company now owns or may at any time or times hereafter acquire in order to permit Administrative Agent to perfect its security interest in such property. Prior to the close of business on February 28, 2002 (or earlier upon demand by Administrative Agent after the occurrence of an Event of Default or Potential Default after the Eighth Amendment Execution Date), the trustee shall deliver such chattel paper and instruments to Administrative Agent unless the Obligation has been paid in full.

(ss)     Section 3.9 is amended and restated in its entirety to read as follows:

                  3.9 Default Rate. All Principal Debt and, unless prohibited by applicable Government Requirements, all past-due interest accruing on the Principal Debt shall, at Administrative Agent's option, bear interest on the amount thereof from time to time outstanding from the earlier of the date due (stated or by acceleration) and the date of occurrence of an Event of Default or Potential Default at the Default Rate until paid (or, in the case of an occurrence of an Event of Default or Potential Default, until cured or until the actual date a waiver is granted), regardless whether payment is made before or after entry of a judgment.

(tt) Section 3.11 is amended and restated in its entirety to read as follows:

                  3.11 Interest Calculations. Interest on all Borrowings will be calculated on the basis of actual number of days (including the first day but excluding the last day) elapsed but computed as if each calendar year consisted of 360 days (unless such calculation would result in the interest on the Borrowings exceeding the Maximum Rate in which event such interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be). All interest rate determinations and calculations by Administrative Agent are conclusive and binding absent manifest error.

(uu) The last sentence ("Unless otherwise notified to the contrary, all Eurocurrency Borrowings shall be made by the Lending Installations of each Lender designated on Schedule 2") of Section 3.18 is deleted.

(vv) The lead paragraph of Section 8.1(b) is amended and restated in its entirety to read as follows:


                                   12 of 23

                  (b) Collateral and Borrowing Base Reports. In addition, by the close of business each Tuesday, Borrower shall provide Administrative Agent with a written Collateral Report (herein so called), on a weekly basis after January 21, 2002, including a Borrowing Base Report as of the immediately preceding Friday, reflecting activity for the week ended on such Friday, unless reasonably requested more often by Administrative Agent, in form and substance, and with such specificity, as is satisfactory to Administrative Agent:

(ww) Section 8.5 is amended to add the following as the next-to-last sentence thereof:

                  Without limiting the foregoing, on or at any time after the earlier of (i) February 28, 2002, and (ii) the date on which the Frost Capital Group Commitment Letter dated December 21, 2001 is terminated or rescinded with no immediate replacement therefore acceptable to Administrative Agent being delivered by Borrower, Administrative Agent shall be entitled to commence a field inspection and audit of the Inventory, Accounts and other assets of the Companies, at the cost and expense of Borrower.

(xx) Section 9.2(a)(vii) is amended and restated in its entirety to read as follows:

                  (vii) Up to Nine Hundred Eight Thousand Dollars ($908,000) of overdraft facilities for French, Italian, South African and Belgian Subsidiaries, if (A) no Domestic Company has any liability or obligation for or with respect to such overdraft facilities and related overdrafts, and (B) such overdraft facilities and related overdrafts do not exceed at any time the amount owing on December 31, 2001 as set forth on Addendum "A" to the Eighth Amendment to this Agreement;

(yy) Section 9.3(b) is amended and restated in its entirety to read as follows:

                  (b) Limited Future Liens. Liens not otherwise permitted by this Section 9.3, so long as

                                    (i) such Liens or leases existed on
                           November 1, 2001 and are described on Addendum "A" to the Eighth Amendment to this Agreement,

                                    (ii) such Liens or leases are granted on
                           equipment or machinery on which no Lender Lien exists, to secure an aggregate amount of Debt not exceeding at any time the amount reflected on such Addendum "A", and

                                    (iii) the Debt securing such additional
                           Liens is subordinated to the Obligation on terms acceptable to Required Lenders;

(zz) Section 9.5 is amended and restated in its entirety to read as follows:

                  9.5 Transactions with Affiliates. No Company may enter into any transaction with any of its Affiliates except (i) transactions permitted under Sections 9.7(h), (i) and (j) and
                  Section 9.9, (ii) transactions between Domestic Companies (other than Investments) in the ordinary course of business and upon fair and reasonable terms not materially less favorable than it could obtain or could become entitled to in an arm's-length transaction with a Person that was not its Affiliate and (iii) sales of Inventory by a Domestic Company to Foreign Subsidiaries at manufacturer's cost and consistent with past practice, the sum of which, when combined with loans, advances and extensions of credit by Domestic Companies to Foreign Subsidiaries outstanding on the Execution Date of Eighth Amendment do not exceed the amount outstanding on December 31, 2001, as described on Addendum "A" to the Eighth Amendment to this Agreement.

(aaa) Section 9.7(h) is amended to change "Company" to "Domestic Company" in each place it appears, except the first time it appears.

(bbb) Section 9.10(a) is amended and restated in its entirety to read as follows:

                  (a) if no Event of Default, Potential Default or Material Adverse Event exists or will exist as a result of it, any merger or consolidation between Domestic Companies so long as, if Borrower is involved, it is the survivor;

(ccc) A new Section 9.17 is added to the Credit Agreement, which shall read as follows:

                  9.17 F/X Contracts; Hedging Agreements; Rate Management Transactions. From and after the Eighth Amendment Execution Date, neither Borrower nor any other Company shall enter into any F/X Contract, Hedging Agreement or other Rate Management Transaction. Any foreign exchange transactions or services needed by Borrower or any other Company may be accommodated by Bank One, but any credit exposure must be pre-funded in cash by Borrower in an amount acceptable to Bank One.

(ddd) Section 10.4 is amended and restated in its entirety to read as follows:

                      10.4 Capital Expenditures. From and after January 1, 2002, the Companies will not make Capital Expenditures in excess of an aggregate of Two Hundred Fifty Thousand Dollars ($250,000).

(eee) Section 10.5 is amended and restated in its entirety to read as follows:

                      10.5 Minimum Excess Availability. Borrower will at all times maintain Excess Availability of at least Two Million Dollars ($2,000,000).

(fff) A new Section 11.14 is added to the Credit Agreement, which shall read as follows:

                  11.14 Borrower does not deliver to Administrative Agent on or before December 31, 2001, a Qualified Commitment executed by a Qualified Lender and accepted by Borrower and Parent which is in full force and effect when delivered, providing for a closing and funding on or before February 28, 2002, pursuant to which the Qualified Lender commits to make a loan in an amount sufficient to pay in full all of the Obligation (including a release or cash-collateralization of all LC Exposure), containing no conditions which Borrower cannot reasonably be expected to satisfy.

(ggg) In Section 14.13 of the Credit Agreement and in any similar provision in any of the other Credit Documents, "Chicago, Cook County, Illinois" is changed to "Dallas, Dallas County, Texas".

(hhh) Section 14.14 of the Credit Agreement and any provisions in any of the other Credit Documents providing for arbitration of disputes are deleted.

3.       Other Matters.

         (a) Schedule 2 to the Credit Agreement is hereby amended and replaced in its entirety by Schedule 2 to this Amendment.

         (b) If and to the extent not previously complied with, Borrower will, and will cause each other Company to, comply with the requirements of
         Section 3.6, as herein amended.

         (c) Bank One will refund to Borrower all NSF fees charged in December 2001 and January 2002

4.       Waivers.

         (a) Administrative Agent and Lenders hereby grant a temporary, revocable waiver of any Event of Default or Potential Default arising under Section 8.1(a) of the Credit Agreement with respect to the fact that Borrower failed to deliver, on or before the dates required by the Credit Agreement, the Monthly Report and compliance certificate for the months of September, October, November and December 2001.

         (b) Administrative Agent and Lenders hereby grant a temporary, revocable waiver of any Event of Default or Potential Default arising under Section 8.14(c) of the Credit Agreement with respect to the fact that Borrower and Parent did not execute and deliver a deed of trust within thirty (30) days after the date requested therefor by Administrative Agent.

         (c) Administrative Agent and Lenders hereby grant a temporary, revocable waiver of any Event of Default or Potential Default arising under Section 9.9 of the Credit Agreement with respect to Borrower making the Briarwood Sale without the consent of Administrative Agent.

         (d) Administrative Agent and Lenders hereby grant a temporary, revocable waiver of any Event of Default or Potential Default arising under Section 10.2 of the Credit Agreement with respect to the fact that the ratio of the consolidated Cash Flow Available for Debt Service to Debt Service Requirements for the three quarters ended September 30, 2001 was less than 1.25 to 1.00.

         (e) Administrative Agent and Lenders hereby grant a temporary, revocable waiver of any Event of Default or Potential Default arising under Section 10.3 of the Credit Agreement with respect to the fact that the Tangible Net Worth on October 31, 2001 and November 30, 2001 was less than the required amount.

         (f) Administrative Agent and Lenders hereby grant a temporary, revocable waiver of any Event of Default or Potential Default existing under Section 11.8 of the Credit Agreement with respect to
         (i) the fact that the sale in October 2001 by Parent of 2,337,700 shares of common stock to Zenger, when combined with the contract in October 2001 by Broady to sell his preferred stock in Parent to Zenger, exceeded the 25% limit in Section 11.8((ii) and (ii) the fact that, on January 17, 2002, Broady sold his shares of preferred stock to Zenger.

         (g) Administrative Agent and Lenders each hereby reserve the absolute and unconditional right to revoke the waivers granted by one or more of paragraphs 4(a), 4(b), 4(c), 4(d), 4(e) and 4(f) preceding at any time, in the sole discretion of Administrative Agent or either Lender, with or without cause, by giving verbal or written notice of such revocation to Borrower, effective immediately at the time such notice is given (with any verbal notice to be followed by written notice, but effective as of the time of the verbal notice). Such waivers shall automatically expire and terminate on the date on which Administrative Agent or either Lender exercises its unconditional revocation right pursuant to the immediately preceding sentence.

         (h) Administrative Agent and Lenders hereby grant a temporary, revocable waiver (the "Fifth TROL Default Waiver") with respect to the Event of Default existing on the date hereof under Section 11.10 of the Credit Agreement as a result of the fact that a TROL Default has occurred because of the failure of the Companies to maintain as of June 30 and September 30, 2001 (i) the leverage ratio required by
         Section 6.01 of the Amended and Restated Guaranty dated as of March 22, 2000 given by Parent under the TROL Financing for the benefit of the TROL Lenders (the "TROL Guaranty"), (ii) the debt service coverage ratio required by Section 6.02 of the TROL Guaranty and
         (iii) the minimum net worth required by Section 6.03 of the TROL Guaranty. The Fifth TROL Default Waiver will automatically expire and terminate on the earlier of (1) the date on which Administrative Agent or either Lender exercises its unconditional revocation right pursuant to the next sentence hereof, (2) the date on which the TROL Lenders accelerate the maturity of the Lease Obligations (as defined in the TROL Guaranty) and (3) the date on which the TROL Lenders commence the exercise of any remedies under the TROL Financing Documents. Administrative Agent and each Lender hereby reserve the absolute and unconditional right to revoke the Fifth TROL Default Waiver at any time, in the sole discretion of Administrative Agent or either Lender, with or without cause, by giving verbal or written notice of such revocation to Borrower, effective immediately at the time such notice is given (with any verbal notice to be followed by written notice, but effective as of the time of the verbal notice).

5. Conditions Precedent. Unless one or more of the following conditions precedent is waived by Lenders, this Amendment is effective only if the following conditions are satisfied on the Execution Date of the Eighth
Amendment:

         (a) Administrative Agent must receive counterparts of this Amendment executed by Parent, Borrower, Administrative Agent, each Lender and each Subsidiary whose name appears on the Subsidiary Joinder at the end of this Amendment (each, a "Ratifying Subsidiary");

         (b) Borrower must pay in full all fees and expenses due and owing to Administrative Agent and to each Lender, including unpaid fees and expenses of counsel to Administrative Agent and counsel to each Lender, excluding only the disputed amount of $9,001.83 from the October, November and December 2001 billing statements of Fulbright & Jaworski L.L.P.

         (c) Borrower must deliver to Administrative Agent a letter from Gardere Wynne Sewell LLP to Administrative Agent acknowledging its responsibilities under Section 3.6, as amended and restated in this Amendment.

         (d) Borrower must deliver to Administrative Agent the executed and acknowledged Bank Deed of Trust, which Administrative Agent will not record prior to February 28, 2002 unless an Event of Default or Potential Default other than those waived in this Amendment occurs.

         (e) Borrower must deliver to Administrative Agent a certificate of the Secretary of Borrower, the Secretary of Parent and the Secretary of each Ratifying Subsidiary certifying as to resolutions of the board of directors or executive committee of Borrower, Parent and each Ratifying Subsidiary authorizing and approving the execution of this Amendment.

6. Ratifications. Except as expressly modified and superseded by this Amendment, the Credit Documents are ratified and confirmed and continue in full force and effect. The Credit Documents, as amended by this Amendment, continue to be legal, valid, binding and enforceable in accordance with their respective terms. Without limiting the generality of the foregoing, Borrower and Parent, and each Ratifying Subsidiary, hereby ratify and confirm that all Liens heretofore granted to Administrative Agent for the benefit of Lenders were intended to, do and continue to secure the full payment and performance of the Obligation. Borrower and Parent agree to perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional assignments, security agreements, modifications or amendments to any of the foregoing, and such other agreements, documents and instruments as Administrative Agent may reasonably request in order to perfect and protect those Liens and preserve and protect the Rights of Administrative Agent and Lenders in respect of all present and future Collateral.

7. Representations, Warranties and Confirmations. Borrower and Parent hereby, jointly and severally, represent and warrant to Administrative Agent and Lenders that (a) this Amendment and any other Credit Documents to be delivered under this Amendment have been duly executed and delivered by or on behalf of Borrower and each other Company party to them, are valid and binding upon Borrower and the other Companies and are enforceable against Borrower and the other Companies in accordance with their respective terms, except as limited by any applicable Debtor Relief Laws, (b) no action of, or filing with, any Governmental Authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance by Borrower or any other Company of this Amendment or any other Credit Document to be delivered under this Amendment, (c) the execution, delivery and performance by Borrower and the other Companies of this Amendment and any other Credit Documents to be delivered under this Amendment do not require the consent of any other Person and do not and will not constitute a violation of any Laws, agreements or understandings to which Borrower or any other Company is a party or by which Borrower or any other Company is bound, (d) the representations and warranties contained in the Credit Agreement, as amended by this Amendment, and any other Credit Documents are true and correct in all material respects as of the date of this Amendment, (e) no Event of Default or Potential Default exists, other than the Events of Default and Potential Defaults to which the First, Second, Third, Fourth and Fifth TROL Default Waiver relate and the Events of Default referred to in paragraphs 4(a), 4(b), 4(c), 4(d), 4(e) and 4(f) of this Amendment, and (f) each Company has performed all of its obligations under the Credit Agreement and other Credit Documents. Borrower and Parent, jointly and severally, confirm and acknowledge that (i) all advances which have been heretofore made by Administrative Agent and Lenders, even though Potential Defaults and Events of Default may have existed, were made in good faith by Administrative Agent and Lenders, and (ii) because Potential Defaults and
Events of Default exist, Lenders have no obligation to make future advances, and any future advances by Lenders are totally discretionary.

8. Release of All Claims. Borrower, Parent and each Ratifying Subsidiary hereby, jointly and severally, unconditionally release and forever discharge Administrative Agent and each Lender and their respective successors, assigns, agents, directors, officers, employees, affiliates, accountants, consultants, contractors, advisors and attorneys (collectively, the "Benefited Parties") from all Claims (as defined below) and jointly and severally agree to indemnify the Benefited Parties, and hold them harmless from any and all claims, losses, causes of action, costs and expenses of every kind or character in connection with the Claims. As used in this Amendment, the term "Claims" means any and all possible claims, demands, actions, causes of actions, costs, expenses and liabilities whatsoever, known or unknown, at law or in equity, originating in whole or in part, which Borrower, Parent or any Ratifying Subsidiary, or any of their agents, employees or affiliates may now or hereafter have or claim against any of the Benefited Parties and irrespective of whether any such Claims arise out of contract, tort, violation of Law or otherwise in connection with any of the Credit Documents or the TROL Financing, including any contracting for, charging, taking, reserving, collecting or receiving interest in excess of the maximum rate on interest chargeable under applicable Law and any loss, cost or damage, of any kind or character, arising out of or in any way connected with or in any way resulting from the actions or omissions of the Benefited Parties, including any breach of fiduciary duty, breach of any duty of good faith or fair dealing, breach of confidence, breach of funding commitment other than the express funding commitments contained in the Credit Agreement, undue influence, duress, economic coercion, conflict of interest, negligence, bad faith, malpractice, violations of the Racketeer Influenced and Corrupt Organizations Act, intentional or negligent infliction of mental distress, tortious interference with contractual relations, tortious interference with corporate governance or prospective business advantage, breach of contract, deceptive trade practices, libel, slander, conspiracy or any claim for wrongfully accelerating any obligations or wrongfully attempting to foreclose on any collateral. Borrower, Parent and each Ratifying Subsidiary, jointly and severally, agree that none of the Benefited Parties have fiduciary or similar obligations to Borrower, Parent or any agents, employees or affiliates of Borrower or Parent and that their relationships are strictly that of creditor and debtor. This release is accepted by Administrative Agent and each Lender pursuant to this Amendment and shall not be construed as an admission of liability by Administrative Agent, any Lender or any other Benefited Party.

9. Reaffirmation of Liability Limitations by Harris Bank. Harris Bank hereby reaffirms and confirms to Administrative Agent all of Administrative Agent's Rights and all of Harris Bank's obligations under and pursuant to Section 13.5 of the Credit Agreement.

10. Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document.

11. Parties Bound. This Amendment binds and inures to the benefit of Borrower, Lenders and Administrative Agent and, subject to Section 14.12 of the Credit Agreement, their respective successors and assigns.

12. ENTIRETY. THIS AMENDMENT, THE CREDIT AGREEMENT AS AMENDED BY THIS AMENDMENT, AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES FOR THE TRANSACTIONS HEREIN AND THEREIN, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENT BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

         Executed as of and effective as of Execution Date of Eighth Amendment.

                  ULTRAK, INC., as Parent

                  By:_______________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  ULTRAK OPERATING, L.P. as Borrower
                  By: Ultrak GP, Inc. its General Partner

                  By:_______________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO
                           as Administrative Agent and a Lender

                  By:________________________________________
                       Laurel Varney Mason, First Vice President

                  HARRIS TRUST AND SAVINGS BANK, as a Lender

                  By:________________________________________
                       William Robin, Vice President

                              SUBSIDIARY JOINDER

         To induce Administrative Agent and Lenders to enter into this Amendment, each Subsidiary named below (a) consents and agrees to this Amendment's execution and delivery, (b) ratifies and confirms that all guaranties, assurances and Liens granted, conveyed or assigned to Administrative Agent for the benefit of Lenders under the Credit Documents are not released, diminished, impaired, reduced or otherwise adversely affected by this or any prior amendment, and continue to guarantee, assure and secure the full payment and performance of the Obligation, (c) agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file and record such additional guaranties, assignments, security agreements, deeds of trust, mortgages and other agreements, documents, instruments and certificates as Administrative Agent may reasonably deem necessary or appropriate in order to create, perfect, preserve and protect those guaranties, assurances and Liens, and (d) waives notice of acceptance of this consent and agreement, which consent and agreement binds each of the undersigned and their respective successors and permitted assigns and inures to the benefit of Administrative Agent and Lenders and their respective successors and permitted assigns.

                  ULTRAK GP, INC.

                  By:________________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  ULTRAK, LP, INC.

                  By:________________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  DIAMOND ELECTRONICS, INC.

                  By:________________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  MONITOR DYNAMICS, INC.

                  By:________________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  ABM DATA SYSTEMS, INC.

                  By:________________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  SECURITY WARRANTY, INC.

                  By:_________________________________________
                       Chris T. Sharng, Senior Vice President and Chief Financial Officer

                  SECURITY WARRANTY (BVI) LTD.

                  By:_________________________________________
                       Chris T. Sharng, Director

                                                    SCHEDULE 2

                                              LENDERS AND COMMITMENTS


==================================================== ====================================== ===========================
            Name and Address of Lender                            Commitment                  Commitment Percentage
==================================================== ====================================== ===========================
American National Bank and Trust Company of Chicago    Eleven Million One Hundred Eleven     0.55555556 (55.555556%)
c/o Bank One, N.A.                                      Thousand One Hundred Eleven and
Managed Assets Department                                       11/100 Dollars
1717 Main, 4th Floor                                           ($11,111,111.11)
Dallas, Texas 75201
Attention: Laurel Varney Mason,
First Vice President
Telephone: 214/290-2786
Facsimile:   214/290-2740

==================================================== ====================================== ===========================
Harris Trust and Savings Bank                         Eight Million Eight Hundred Eighty     0.44444444 (44.444444%)
111 West Monroe Street, Suite 5C                      Eight Thousand Eight Hundred Eighty
Chicago, Illinois 60603                                    Eight and 89/100 Dollars
Attn: William Robin, Vice President                             ($8,888,888.89)
Telephone: 312/461-7534
Facsimile:   312/765-1641
==================================================== ====================================== ===========================
TOTAL                                                       Twenty Million Dollars
                                                                 ($20,000,000)
==================================================== ====================================== ===========================

                                 ADDENDUM "A"

                                      TO

                              EIGHTH AMENDMENT TO

              ULTRAK FIRST AMENDED AND RESTATED CREDIT AGREEMENT



                     Description of Briarwood Lease Terms

           Description of Existing Liens Permitted by Section 9.3(b)

      Description of Existing Loans, Advances and Extensions of Credit to
       Third Parties Outstanding on Execution Date of Eighth Amendment

      Description of Existing Loans, Advances and Extensions of Credit by Domestic Companies to Foreign Subsidiaries Outstanding on Execution
                           Date of Eighth Amendment